Exhibit 99.1

5711 S 86TH Circle PO Box 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 537-6104 Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
January 23, 2008
CONTACT:
STORMY DEAN – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 • Fax: (402) 537-6104
E-Mail: ir@infousa.com
infoUSA® to Acquire Direct Media
(OMAHA, NE)—infoUSA (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, today announced that it has signed a definitive agreement to acquire Direct Media, Inc. Based in Greenwich, Connecticut, Direct Media is one of the premium blue chip brands in the direct marketing industry. For over 40 years, Direct Media has been a leader in providing list brokerage, list management, analytics, database marketing and data processing services to a distinguished list of Fortune 500 and other large companies.
“We are very happy to join forces with Direct Media,” commented Vin Gupta, Chairman and CEO of infoUSA. “This acquisition continues our strategy of consolidating the direct marketing industry. Direct Media’s expertise and impeccable reputation combined with the new technologies from infoUSA will better serve our combined customers and grow our business.”
Larry May, President and CEO of Direct Media stated “This merger is a great opportunity for Direct Media to expand its products and services and increase our value to our clients, while retaining all our key people and enhancing our 40-year culture of always being “the mailer’s advocate.” Our shareholders have voted unanimously to take this exciting step forward, ensuring our strength and growth in the years ahead.”
The Transaction is scheduled to close by January 31, 2008.
About infoUSA
 infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.